Exhibit 3.11

Company No. 9061 COMPANIES ACT OF GUYANA CERTIFICATE OF INCORPORATION “NOBLE DRILLING (GUYANA) INC.” I hereby certify that the above-mentioned Company, Articles of Incorporation of which are attached, was incorporated under the Companies Act of Guyana on the 30th day of November, 2017. Dep. Registrar of Companies (Ag) Dated this 04th day of December, 2017 REGISTRAR OF COMPANIES GUYANA